LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of October 30th 2008, by and among, the undersigned,

ALGATEC SOLAR AG, a German stock corporation (Aktiengesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 8146 CB and having its registered office in Röderland, Germany (herein called the “Company”); and

ALGATEC EQUITY PARTNERS, L.P., a limited partnership organized under the laws of the State of Delaware, U.S.A., having principal place of business at 25, Highland Boulevard, Dix Hill, New York, 11746, USA (the “Partnership”) (the Company and the Partnership herein collectively referred to as the “Parties” and each as a “Party”)

Recitals

WHEREAS, this Agreement is entered into in connection with a Share Purchase Agreement dated as of the date hereof by and among the Company, Roland Richter, Esq.,( as trustee for Mr. Rainer Ruschke), Mr. Ullrich Janks, Dr. Stefan Malik, Mr. Andre Freud and the Partnership (as from time to time amended, the “Share Purchase Agreement”). All capitalized terms not separately defined in this Agreement, shall have the same meanings as defined in the Share Purchase Agreement.

WHEREAS, under the Share Purchase Agreement, and subject to the terms and conditions set forth herein and therein, the Partnership has undertaken to grant the Company a loan (the “Loan”) in the principal amount of Two Million Euros (€2,000,000).

NOW, THEREFORE, the Parties hereto agree as follows:

1. The Loan.

(a) The Partnership agrees to lend to the Company and the Company agrees to borrow from the Partnership the principal amount of Two Million Euros (€2,000,000) (the “Principal Amount”) and the Company, in each case subject to the condition precedent (aufschiebende Bedingung) that the First Closing (as defined under the Share Purchase Agreement) has occurred.

(b) The Principal Amount shall be paid out in Euros to the Company by wire transfer of immediately available funds free of bank and other charges, to be received (Wertstellung) at the latest on November 30, 2008, to the following bank account: [Note L&W to Algatec: Please provide account details.]

2. Interest. Interest shall accrue on the outstanding balance of the Loan at the rate of six percent (6%) per annum (computed on the basis on the basis of the actual number of days elapsed of a 360-day year) from and including the date of receipt of the Principal Amount by the Company until (and excluding) the date of repayment of the Loan. Such interest shall be due and payable in full on the Maturity Date.

3. Maturity Date.

(a) The Company shall (subject to the substitution right set forth in Section [ ] below) repay the outstanding amount of the Loan (i.e., any outstanding portion of the Principal Amount together with any accrued interest) on a date (the “Maturity Date”) which shall be the earlier to occur of (a) December 31, 2011, or (b) the consummation of the “Algatec Financing” as hereinafter defined.

(b) Repayment of the Loan shall be made in Euros by wire transfer of immediately available funds, free of bank and other charges, to the attorneys’ client trust escrow account of Hodgson Russ LLP, set forth below:

The Hodgson Russ LLP wire instructions for its client’s trust account. Please note that for foreign wires the swift code should be used, because it speeds up the receiving of the foreign wire.

Bank - Manufacturers and Traders Trust Company
Buffalo New York
ABA  #022000046
Account Name- Hodgson Russ LLP
Client’s Trust Account Number #103143
Foreign Wire - M & T Swift Code MANTUS33
Wire Reference - Algatec Equity Partners L.P. (054436.00003)
Wire Contact: Sandy Pulli Ext. (001) 716-848-1378

4. Prepayment.  The Company shall have the right, but not the obligation, to prepay all or any portion of the, prior to the Maturity Date without premium or penalty.

5. Events of Default. An “Event of Default” under this Agreement shall exist if any of the following conditions or events shall occur and be continuing:

a. The Company defaults in the payment of the outstanding Principal Amount or any interest thereon when the same become due and payable on the Maturity Date and such default has not been cured within twenty (20) Business Days; or

b. The Management Stockholders are in breach or violation in any material respect any of their covenants and agreements contained in the Share Purchase Agreement and such default has not been cured for twenty (20) Business Days after written notice of default is given to the Company; or

c. any representation or warranty made by the Management Stockholders in the Share Purchase Agreement have been false or incorrect in any material respect on the date as of which made, and such condition, if capable of being cured, has not been cured for twenty (20) Business Days after written notice of default is given to the Company; or

d. the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) is adjudicated as insolvent or to be liquidated, or (iv) takes corporate action for the purpose of any of the foregoing; or

e. a court or governmental authority of competent jurisdiction enters an order appointing, without consent of the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any of the Corporations, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days.

6. Remedies on Default

a. Acceleration.

(i) If an Event of Default described in paragraph (e) or (f) of Section 5 (other than an Event of Default described in clause (i) of paragraph (e) or described in clause (iv) of paragraph (e) by virtue of the fact that such clause encompasses clause (i) of paragraph (e)) has occurred, the outstanding amount of the Loan (i.e., any outstanding portion of the Principal Amount together with any unpaid accrued interest) shall automatically become immediately due and payable.

(ii) If any other Event of Default has occurred and is continuing, the Partnership may at any time at its option, by notice to the Company, declare the Loan (i.e., any outstanding portion of the Principal Amount together with any unpaid accrued interest) to be immediately due and payable.

(iii) Upon the Loan (i.e., any outstanding portion of the Principal Amount together with any accrued interest) becoming due and payable under this Section 6(a), whether automatically or by declaration (a “Default”), it will forthwith mature and the entire unpaid amount of the Loan (i.e., any outstanding portion of the Principal Amount together with any unpaid accrued interest) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

d. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of the Partnership in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Partnership's rights, powers or remedies, unless the contrary is specifically stated. No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

7. Substitution Right.

a. In the event (and only in the event) that the Algatec Financing shall not be consummated prior to December 31, 2011, the Company shall have the right, but not the obligation, to request, by giving written notice (the “Substitution Request”) to the Partnership within thirty (30) Business Days prior to December 31, 2011, to request that the Partnership (at the Company’s election) either waives the Loan or contributes (einlegen) the Loan (i.e., any outstanding portion of the Principal Amount together with any unpaid accrued interest) into the Company, in exchange for either the issuance by the Company or the sale and assignment by the shareholders of the Company (other than the Partnership) to the Partnership, in each case, for that number of the ordinary shares in the Company (the “Substitute Shares”) that, when taken together with and added to the number of shares issued to the Partnership under the Share Purchase Agreement, shall represent a total of 75% of the registered capital in the Company at the time of the issuance of the Substitute Shares, subject to reduction of such percentage in the event of a prior share capital increase in the Company approved by the Management Stockholders and the Partnership and in which the Partnership shall not participate.

b. The Substitution Request shall be accompanied by a binding written offer of those shareholders of the Company which are offering to sell the Substitute Shares to the Partnership. Such offer shall provide for (i) the number of Substitute Shares being offered to be sold by the respective shareholder, (ii) the purchase price for the Substitute Shares (which shall be equal to their nominal amount (€.01 per share), and (iii) for no representations and warranties by such shareholder other than representations and warranties to the effect that (x) such shareholder is the sole legal and beneficial owner of the Substitute Shares offered to be sold by him, (y) that such shares are fully paid-up and validly issued and (z) are free and clear of any third party rights.

c. Following receipt of a Substitution Request which is accompanied by such binding written offer, the Partnership, shall accept the offer to acquire the Substitute Shares, shall no longer be entitled to request repayment of the Loan (i.e., any outstanding portion of the Principal Amount and any unpaid accrued interest) and shall enter into such agreements with the Company as may be required to (at the Company’s election) waive repayment of the Loan or contribute it to the Company (provided that if the Partnership refuses to enter into such agreements it shall be deemed, for all purposes, to have waived repayment of the Loan upon delivery to the Partnership of the Substitute Shares).

8. Assignments. Neither Party may not assign, delegate or otherwise transfer any right, claim or obligation it may have under this Agreement without the other Party’s written consent.

9. Applicable Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Germany excluding choice-of-law that would require the application of the laws of a different jurisdiction other than such State.

10. Jurisdiction. For any dispute, controversy or claim arising from or in connection with this Agreement or its the competent courts in Frankfurt am Main shall have exclusive jurisdiction. The Partnership hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The Partnership irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding.

11. Facsimile Signatures. This Note may be executed by facsimile signature which shall, for all purposes be deemed to be as legally valid and binding upon the Company as a ribbon original signature.

12. Severability. Should any provision of this Agreement be or become, or be deemed to be or become, invalid or unenforceable as a whole or in part, the validity and enforceability of the remaining provisions shall not be affected thereby. Any such invalid or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid and enforceable provision as comes closest to the economic intent and purpose of such invalid or unenforceable provision. The same shall apply in the event that this Agreement contains any gaps (Vertragslücken).

the balance of this instrument is intentionally left blank - signature page follows

IN WITNESS WHEREOF, the Company has executed and delivered this Loan Agreement as of the date and year first above written.

ALGATEC SOLAR AG

By:	/s/ Rainer Ruschke
Name:	Rainer Ruschke,
Title:	President and Chief Executive Officer

ALGATEC EQUITY PARTNERS, L.P.
By:	Algatec Management LLC
(General Partner)

	By:	/s/ Robert M. Rubin
	Name:	Robert M. Rubin,
	Title:	Managing Member